Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE REPORTS FULLY DILUTED EARNINGS PER SHARE OF $0.08 IN THE THIRD

QUARTER OF FISCAL 2006 ENDED FEBRUARY 28, 2006

Bank Debt Completely Repaid

Third Quarter 2006 Highlights:

•	Revenues were $119.6 million versus $111.4 million a year earlier;

•	Net income was $1.8 million compared with a net loss of $35.5 million in the third quarter a year ago;

•	Gross margins increased to 9.8% from 5.3% for the third quarter a year earlier; and

•	Fully diluted EPS was $0.08 versus a net loss of $2.05 in the same quarter a year ago.

Nine Month 2006 Highlights:

•	Revenues were $355.3 million versus $309.9 million for the same period in fiscal 2005;

•	Fully diluted EPS was $0.21 versus a net loss of $2.03 a year earlier; and

•	Bank debt was zero at February 28, 2006 versus $42.8 million at May 31, 2005.

TULSA, OK – April 6, 2006 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today reported its financial results for the third quarter of fiscal 2006 ended February 28, 2006. Total revenues for the quarter were $119.6 million compared to $111.4 million recorded in the third quarter of fiscal 2005.

Michael J. Hall, president and chief executive office of Matrix Service Company, said, “We continue to experience strong revenue gains, particularly in the Downstream Petroleum Industry where third quarter revenues are up almost 15%. Bidding activity continues to strengthen and we have been able to maintain our historically high backlog levels at approximately $238 million. With our bank debt repaid and restructuring efforts complete, our improved capital structure should allow for sustained revenue growth into the future.”

Net income for the third quarter of fiscal 2006 was $1.8 million, or $0.08 per fully diluted share, which included pre-tax charges of $0.4 million, or $0.01 per fully diluted share, for legal fees related to three major contract disputes. These results also include pre-tax charges of $0.4 million, or $0.01 per fully diluted share, for amortization of debt issuance cost primarily due to the accelerated amortization of certain previously paid bank fees resulting from the prepayment of the term portion of the Company’s senior credit facility. These results compare favorably to prior year third quarter net loss of $35.5 million, or $2.05 per fully diluted share, which included pre-tax charges of $25.0 million, or $1.44 per share, for goodwill impairment, $10.4 million, or $0.40 per share, for an additional reserve on the previously disclosed disputed contracts, and $1.6 million, or $0.09 per share, for establishing a valuation reserve for a deferred tax asset relating to net operating loss carryforwards.

EBITDA(1) for the third quarter of fiscal 2006 was $5.8 million, compared to an EBITDA loss of $35.5 million for the same period last year. Gross margins on a consolidated basis for the current quarter were 9.8% compared to 5.3% reported in the same quarter a year ago. The gross margins were driven by improvements in both the Construction Services and Repair & Maintenance Services segments.

(1)	The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment of financial performance by comparing EBITDA between accounting periods. Matrix believes that EBITDA is used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA should not be considered as an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is included at the end of this release.

Matrix Service Company

April 6, 2006

Construction Services revenues for the third quarter of fiscal 2006 were $54.2 million compared to $48.7 million in the same period a year earlier. The increase was a result of higher construction work in the Downstream Petroleum Industry, where third quarter revenues increased 6.4% to $41.0 million, from $38.5 million in the third quarter of fiscal 2005, and by Other Industries’ revenues, which improved 48.8% to $10.4 million, from $7.0 million for the year earlier period. These increases were slightly offset by Power Industry revenues, which decreased 11.2% to $2.8 million, from $3.2 million a year earlier. Construction Services’ gross margins were 7.2% versus 3.5% in the third quarter of fiscal 2005. The third quarter margin improvement in fiscal 2006 was primarily attributable to the inclusion of higher margin work for Other Industries and Downstream Petroleum tank construction work. Although improvement occurred, gross margins were still below expectations due to higher than anticipated cost on two projects, one on the East Coast and one on the West Coast, and less revenue and gross profit on a LNG project this quarter due to weather delays.

Repair & Maintenance Services revenues advanced by $2.6 million, or 4.2%, in the third quarter of fiscal 2006 to $65.3 million, from $62.7 million in the same quarter in fiscal 2005. The increase was primarily a result of higher Downstream Petroleum Industry revenues, where third quarter revenues rose 20.6% to $63.0 million, from $52.2 million a year earlier. This increase was somewhat offset by a decrease from the Power Industry, which was $1.5 million versus $8.2 million in the third quarter of fiscal 2005, and from Other Industries’ revenues, which fell to $0.8 million, versus $2.3 million in the third quarter of fiscal 2005. Gross margins were 11.9% in the quarter versus 6.6% in the third quarter a year ago. The Company benefited from the realization of higher margins on turnaround projects at the Eastern division.

Mr. Hall added, “Repair & Maintenance revenues should continue its strong performance through the fourth fiscal quarter and into fiscal 2007. We should also see a higher level of revenue in the Other Industries’ revenues as our LNG project revenues increase. Our fourth quarter of fiscal 2006 should continue to show improvement over the third quarter results. Revenues are expected to be in the range of $105 million to $115 million and we would expect some margin improvement in the Construction Services segment. Gross margins in Repair and Maintenance should be excellent, although they may not be at the same level as the third quarter of fiscal 2006.”

Nine Months Results

For the nine months ended February 28, 2006, Matrix Service reported consolidated revenues of $355.3 million compared to $309.9 million recorded in the year earlier period.

Net income for the nine month period was $4.3 million, or $0.21 per fully diluted share, which included pre-tax charges of $1.6 million, or $0.04 per fully diluted share, for legal fees related to three major contract disputes. These results also include pre-tax charges of $2.6 million, or $0.06 per fully diluted share, for amortization of debt issuance cost primarily due to the accelerated amortization of certain previously paid bank fees resulting from the Company’s refinancing of its senior credit facility and the subsequent repayment of its term loan. These charges were partially offset by $1.5 million, or $0.04 per share, for pre-tax gains associated with disposed excess facilities and equipment. These results compare favorably to the prior year nine month net loss of $35.1 million, or $2.03 per fully diluted share, which included pre-tax charges of $25.0 million, or $1.44 per share, for goodwill impairment, $10.4 million, or $0.40 per share, for an additional reserve on the previously disclosed disputed contracts, and $1.6 million, or $0.09 per share, for establishing a valuation reserve for a deferred tax asset relating to net operating loss carryforwards.

EBITDA(1) for the nine months ended February 28, 2006 was $18.3 million, compared with an EBITDA loss of $29.3 million for the year earlier period. Consolidated gross margins increased to 9.8% from 7.6% a year earlier. The gross margins were driven by improvements in both the Construction Services and Repair & Maintenance Services segments.

Matrix Service Company

April 6, 2006

Revenues for the Construction Services segment were $164.9 million, compared with $153.0 million for the nine months ending February 28, 2005. The increase was due to significantly higher construction work in the Downstream Petroleum Industry, where revenues for the nine month period increased 45.9% to $140.4 million versus $96.3 million for the same nine month period last year. Revenues declined in the Power Industry to $9.4 million, versus $33.8 million a year earlier. Other Industries also saw a decline to $15.0 million, versus $23.0 million a year earlier. Gross margins in the Construction Services segment increased to 8.8% from 6.5% a year earlier, as the lower margin Power Industry work completed in fiscal 2005 was partially replaced with higher margin Downstream Petroleum Industry work.

Revenues for Repair & Maintenance Services rose $33.6 million, or 21.4%, to $190.5 million for the nine month period ending February 28, 2006, from $156.9 million for the first nine months of fiscal 2005. The increase was primarily due to significantly higher Downstream Petroleum Industry work, where revenues rose 32.0% to $179.1 million, versus $135.7 million for the same nine month period last year. This increase was partially offset by a decrease from the Power Industry, which dropped to $7.4 million versus $13.1 million for the same nine month period last year, and from Other Industries’ revenues, which fell to $4.0 million, versus $8.1 million in the same nine month period last year. Gross margins were 10.7% versus 8.7% a year earlier as fiscal 2006 benefited from higher margin turnaround work performed at the Eastern division.

Conference Call

In conjunction with the press release, Matrix Service will host a conference call with Michael J. Hall, president and CEO, and Les Austin, vice president and CFO. The call will take place at 11:00 a.m. (EST)/10:00 a.m. (CST) today and will be simultaneously broadcast live over the Internet at www.matrixservice.com or www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of completion of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Les Austin

Vice President Finance and CFO

T: 918-838-8822

E: laustin@matrixservice.com

Investors and Financial Media:

Truc Nguyen

The Global Consulting Group

T: 646-284-9418

E: tnguyen@hfgcg.com

Matrix Service Company

April 6, 2006

Matrix Service Company

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	February 28, 2006	February 28, 2005	February 28, 2006	February 28, 2005
	(unaudited)		(unaudited)
Revenues	$119,575	$111,447	$355,349	$309,908
Cost of revenues	107,910	105,573	320,542	286,352

Gross profit	11,665	5,874	34,807	23,556
Selling, general and administrative expenses	7,048	18,076	21,742	32,949
Impairment and abandonment costs	—	25,000	70	25,000
Restructuring	236	2	603	150

Operating income (loss)	4,381	(37,204)	12,392	(34,543)

Other income (expense):
Interest expense	(1,537)	(1,637)	(6,952)	(3,634)
Interest income	46	—	55	1
Other	4	84	1,572	98

Income (loss) before income taxes	2,894	(38,757)	7,067	(38,078)
Income tax provision (benefit)	1,123	(3,288)	2,753	(3,010)

Net income (loss)	$1,771	$(35,469)	$4,314	$(35,068)

Basic earnings per common share	$0.09	$(2.05)	$0.22	$(2.03)
Diluted earnings per common share	$0.08	$(2.05)	$0.21	$(2.03)

Weighted average common shares outstanding:
Basic	20,805,535	17,339,069	19,245,130	17,309,133
Diluted	26,560,079	17,339,069	25,442,564	17,309,133

Matrix Service Company

April 6, 2006

Matrix Service Company

Consolidated Balance Sheets

(In thousands)

	February 28, 2006	May 31, 2005
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$2,435	$1,496
Accounts receivable, less allowances ($181 as of February 28, 2006 and $461 as of May 31, 2005, respectively)	65,530	70,088
Contract dispute receivables, net	11,709	20,975
Costs and estimated earnings in excess of billings on uncompleted contracts	20,831	22,733
Inventories	4,302	4,739
Income tax receivable	1,798	3,004
Deferred income taxes	2,234	4,820
Prepaid expenses	4,528	8,245
Assets held for sale	809	1,479

Total current assets	114,176	137,579

Property, plant and equipment at cost:
Land and buildings	22,864	23,087
Construction equipment	30,034	29,711
Transportation equipment	10,902	10,862
Furniture and fixtures	9,366	8,889
Construction in progress	1,124	318

	74,290	72,867
Accumulated depreciation	(38,570)	(35,791)

	35,720	37,076

Goodwill	23,571	24,834

Other assets	2,030	2,891

Total assets	$175,497	$202,380

Matrix Service Company

April 6, 2006

Matrix Service Company

Consolidated Balance Sheets

(In thousands, except share data)

	February 28, 2006	May 31, 2005
	(unaudited)

Liability and stockholders’ equity

Current liabilities:
Accounts payable	$30,640	$38,059
Billings on uncompleted contracts in excess of costs and estimated earnings	18,115	12,311
Accrued insurance	5,104	5,038
Other accrued expenses	13,702	15,759
Current capital lease obligation	350	113
Current portion of long-term debt	—	42,765
Current portion of acquisition payable	1,478	1,808

Total current liabilities	69,389	115,853

Convertible notes	25,000	30,000
Acquisition payable	4,330	4,169
Long-term capital lease obligation	548	231
Deferred income taxes	3,471	4,142

Stockholders’ equity:
Common stock—$.01 par value; 30,000,000 shares authorized and 22,595,243 and 19,285,276 shares issued as of February 28, 2006 and May 31, 2005, respectively	226	193
Additional paid-in capital	75,809	56,322
Retained earnings (deficit)	980	(3,307)
Accumulated other comprehensive income (loss)	592	(22)

	77,607	53,186
Less: treasury stock, at cost – 1,744,586 and 1,873,750 shares as of February 28, 2006 and May 31, 2005, respectively	(4,848)	(5,201)

Total stockholders’ equity	72,759	47,985

Total liabilities and stockholders’ equity	$175,497	$202,380

Matrix Service Company

April 6, 2006

Matrix Service Company

Segment Information

(In thousands)

	Construction Services	Repair & Maintenance Services	Other	Combined Total
Three Months ended February 28, 2006
Gross revenues	$56,995	$65,375	$—	$122,370
Less: Inter-segment revenues	(2,746)	(49)	—	(2,795)

Consolidated revenues	54,249	65,326	—	119,575
Gross profit	3,882	7,783	—	11,665
Operating income (loss)	1,223	3,258	(100)	4,381
Income (loss) before income tax expense	261	2,733	(100)	2,894
Net income (loss)	163	1,670	(62)	1,771

Segment assets	84,982	62,311	28,204	175,497
Capital expenditures	1,294	306	467	2,067
Depreciation and amortization expense	705	723	—	1,428

Three Months ended February 28, 2005
Gross revenues	$51,618	$63,018	$—	$114,636
Less: Inter-segment revenues	(2,891)	(298)	—	(3,189)

Consolidated revenues	48,727	62,720	—	111,447
Gross profit	1,727	4,147	—	5,874
Operating income (loss)	(37,474)	272	(2)	(37,204)
Income (loss) before income tax expense	(38,483)	(272)	(2)	(38,757)
Net income (loss)	(35,305)	(163)	(1)	(35,469)

Segment assets	82,831	76,767	29,207	188,805
Capital expenditures	62	69	405	536
Depreciation and amortization expense	873	795	—	1,668

Nine Months ended February 28, 2006
Gross revenues	$171,829	$190,858	$—	$362,687
Less: Inter-segment revenues	(6,962)	(376)	—	(7,338)

Consolidated revenues	164,867	190,482	—	355,349
Gross profit	14,434	20,373	—	34,807
Operating income (loss)	5,004	7,488	(100)	12,392
Income (loss) before income tax expense	1,550	5,617	(100)	7,067
Net income (loss)	949	3,427	(62)	4,314

Segment assets	84,982	62,311	28,204	175,497
Capital expenditures	2,467	524	1,155	4,146
Depreciation and amortization expense	2,089	2,203	—	4,292

Nine Months ended February 28, 2005
Gross revenues	$161,228	$157,456	$—	$318,684
Less: Inter-segment revenues	(8,229)	(547)	—	(8,776)

Consolidated revenues	152,999	156,909	—	309,908
Gross profit	9,959	13,597	—	23,556
Operating income (loss)	(37,164)	2,771	(150)	(34,543)
Income (loss) before income tax expense	(39,466)	1,538	(150)	(38,078)
Net income (loss)	(35,893)	914	(89)	(35,068)

Segment assets	82,831	76,767	29,207	188,805
Capital expenditures	318	277	728	1,323
Depreciation and amortization expense	2,675	2,496	—	5,171

Matrix Service Company

April 6, 2006

Segment revenue from external customers by industry type are as follows:

	Construction Services	Repair & Maintenance Services	Total
	(In thousands)
Three Months Ended February 28, 2006
Downstream Petroleum Industry	$41,000	$62,978	$103,978
Power Industry	2,836	1,541	4,377
Other Industries	10,413	807	11,220

Total	$54,249	$65,326	$119,575

Three Months Ended February 28, 2005
Downstream Petroleum Industry	$38,534	$52,230	$90,764
Power Industry	3,193	8,161	11,354
Other Industries	7,000	2,329	9,329

Total	$48,727	$62,720	$111,447

Nine Months Ended February 28, 2006
Downstream Petroleum Industry	$140,442	$179,130	$319,572
Power Industry	9,435	7,370	16,805
Other Industries	14,990	3,982	18,972

Total	$164,867	$190,482	$355,349

Nine Months Ended February 28, 2005
Downstream Petroleum Industry	$96,287	$135,732	$232,019
Power Industry	33,761	13,084	46,845
Other Industries	22,951	8,093	31,044

Total	$152,999	$156,909	$309,908

Other Industries consists primarily of liquefied natural gas, wastewater, food and beverage, manufacturing and paper industries.

Matrix Service Company

April 6, 2006

Non-GAAP Financial Measure

EBITDA is a supplemental, non-GAAP financial measure. EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. We have presented EBITDA because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our consolidated statements of operations entitled “net income” is the most directly comparable GAAP measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of our ability to fund our cash needs. As EBITDA excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions, that are excluded. Our non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•	It does not include interest expense. Because we have borrowed money to finance our operations, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•	It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•	It does not include depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations.

EBITDA for the nine-month period ended February 28, 2006 was $18.3 million, compared to an EBITDA loss of $29.3 million for the nine-month period ended February 28, 2005. A reconciliation of EBITDA to net income follows:

	Three Months Ended		Nine Months Ended
	February 28, 2006	February 28, 2005	February 28, 2006	February 28, 2005
	(In thousands)		(In thousands)
Net income	$1,771	$(35,469)	$4,314	$(35,068)
Interest expense, net	1,491	1,637	6,897	3,633
Provision (benefit) for income taxes	1,123	(3,288)	2,753	(3,010)
Depreciation and amortization	1,428	1,668	4,292	5,171

EBITDA	$5,813	$(35,452)	$18,256	$(29,274)

The $47.5 million increase in EBITDA for the nine months ended February 28, 2006 as compared to the nine-month period for the prior year was primarily due to an impairment charge of $25.0 million and a contract dispute reserve of $10.4 million recorded in the third quarter of fiscal 2005. Higher revenues and margins in fiscal 2006 combined with the benefit of restructuring efforts, which led to a lower fixed cost structure, contributed to the increase in EBITDA. In addition, EBITDA for fiscal 2006 was further enhanced by gains on the sale of assets that were part of the Company’s restructuring efforts.